Exhibit 99.4
STEPHEN H. BROLLY
INCENTIVE COMPENSATION
          For each calendar year, the Compensation Committee (“Committee”) of the Board of Directors of Fidelity will establish in its sole discretion (after discussion with Management) the percentage of base salary available for incentive compensation consideration and the executive incentive compensation evaluation criteria, which will include corporate and individual performance measurements, goals and objectives, both financial and non-financial, for such calendar year prior to or at the commencement of the calendar year. Brolly will be paid incentive compensation (“Incentive Compensation”), if any, in cash as determined by the Committee following its evaluation of Corporate and individual performance relative to the executive compensation criteria established at the beginning of the calendar year and such other measures or modifications as the Committee at its sole discretion, may consider.
          The Committee has determined that in 2010 Brolly will be eligible for 20% of base compensation as Incentive Compensation, or such amount as may be determined by the Compensation Committee. The Committee will evaluate Fidelity’s and Brolly’s 2010 performance relative to the following financial and non-financial measurements, goals and objectives, and such other measures and modifications as the Committee, in its sole discretion, may consider in the determination of Incentive Compensation to be paid for 2010.
1.	Financial Performance Measurements based on the approved 2010 Budget (These measurements may be modified for evaluation purposes at any time during 2010 based on changes in the strategic plan, the business plan, competitive or economic factors, changes in regulatory or accounting rules, laws or regulations or such other factors as the Compensation Committee, in its sole discretion, may determine.):
•	Net income

•	Earnings per share (EPS)

•	Return on equity (ROE)

•	Return on assets (ROA)

•	Total stockholder return

•	Loan growth

•	Asset quality

•	Deposit growth

•	Net interest margin

•	Noninterest income

•	Noninterest expense management and control

•	Business unit net income
2.	Non-financial Corporate and Individual Goals including but not limited to:
•	Compliance with laws and regulations including Compliance and Safety and Soundness ratings of 2 or better

•	Hiring proven lenders and managers, as identified, to grow loans and deposits or develop, expand or improve operations and products and services and their delivery

•	Opening new branches and loan production offices to profitably expand market presence

•	Market share growth

•	Development/expansion of profitable products/services and delivery systems

•	Furtherance of or achievement of strategic goals and objectives

•	Individual performance based on competitive, legal, regulatory, and economic conditions

•	Such other factors as the Compensation Committee in its sole discretion may consider in determining the amount, if any, of Incentive Compensation to be awarded.
          The right of Brolly to receive Incentive Compensation, if any, hereunder related to a calendar year shall vest on the last day of such calendar year. In the event Brolly is entitled pursuant to the Agreement and the determination of the Committee at its sole discretion to Incentive Compensation for a period of less than a full year, the Incentive Compensation, if any, for such year shall vest on the last day of his employment.
          Within 60 days after the end of 2010, management shall calculate and evaluate Fidelity’s and Brolly’s performance relative to the 2010 Criteria and provide such calculations and evaluations to the Committee for its review.
          The Committee shall, within 90 days after the end of 2010, make its own independent assessment of the extent to which the 2010 Criteria and such other measures and modifications as the Committee, in its sole discretion, may consider have been achieved; and, based on its assessment, shall award Incentive Compensation in such amounts, if any, as it deems to have been earned by Brolly.
          The Committee may revise or modify the 2010 Criteria for the year to the extent the Committee, in the exercise of its sole and absolute discretion, believes necessary or deems equitable in light of any unexpected or unusual or non-recurring circumstances or events, including but not limited to, changes in accounting rules, accounting practices or procedures, tax and other laws and regulations, or in the event of mergers, acquisitions, divestitures, unanticipated increases in regulatory fees or costs, any extraordinary or unanticipated competitive or economic circumstances, or any other factors as the Committee may determine.
          In addition, in determining whether or to the extent that any one or more of the 2010 Criteria have been met, the Committee may adjust the Corporation’s financial results to exclude the effects of any or all extraordinary items (as determined under generally accepted accounting principles) and any other unusual or non-recurring items that distort year-to-year comparisons of results or otherwise distort results for the year (either on an entity, business unit, or consolidated basis) and consider the impact on results of other events, including but not limited to, charges or costs associated with restructurings of the Corporation, discontinued operations, acquisitions or dispositions of business entities or assets, reorganizations, mergers or divestures, the effects of competition or economic conditions, and of changes in tax, regulatory or accounting rules, laws or regulations.

          Payment is to be made in cash, restricted stock, or any other appropriate legal manner during the three-and-one-half month period in the calendar year following the calendar year for which the Incentive Compensation is earned ending on April 15. The Committee, in its sole discretion, during such period may make a non-refundable prepayment of a portion of the Incentive Compensation to Brolly if it believes that the partial payment will not exceed the amount of the Incentive Compensation for the prior calendar year.

FIDELITY SOUTHERN CORPORATION
By:	/s/ James B. Miller, Jr.
	Name:	James B. Miller, Jr.
	Title:	Chairman

FIDELITY BANK
By:	/s/ James B. Miller, Jr.
	Name:	James B. Miller, Jr.
	Title:	Chairman

BROLLY
/s/ Stephen H. Brolly
Stephen H. Brolly
Date: January 21, 2010

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